Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Expands into Mechanical Contracting with Acquisition of Ideal Consolidated

SOUTH BEND, Ind., Oct. 22, 2007– Industrial services provider MISCOR Group, Ltd. (OTC BB: MCGL) today announced it has acquired privately-held Ideal Consolidated, Inc., a provider of mechanical contracting services, including HVAC, plumbing and industrial piping.  Ideal reported revenues of approximately $8 million for the year ended December 31, 2006.  The deal marks MISCOR’s 9th acquisition since 2000 and is expected to be immediately accretive to earnings.

MISCOR said the acquisition of Ideal provides an entry for MISCOR into the HVAC, plumbing and other mechanical areas, enabling the Company to expand its existing construction and engineering services offerings.  Ideal provides services through the conventional plan and specification delivery method of construction and the design/build method. The company also has a service department that provides maintenance and repair services for mechanical systems.    The deal widens MISCOR’s Midwest footprint, opening new doors in North Central Indiana and Southwest Michigan.  Ideal Consolidated is based in South Bend, Ind., and serves primarily commercial, industrial and institutional customers.

“The addition of Ideal’s services and industry-leading talent is a great win for us as we continue to seek new and innovative ways to provide services to our growing customer base,” said John Martell, president and CEO of MISCOR.  “This acquisition is a logical extension of the work our Construction and Engineering Services segment currently offers and enables us to take another step in our growth plan toward becoming a national service provider of mechanical and electrical solutions.”

MISCOR noted it will retain the Ideal Consolidated name and brand identity, and the existing staff.  Current Ideal president and majority owner, Darrell L. Graf will stay on in a consulting capacity and Tim Stuver will remain as Vice President of Operations, adding to MISCOR’s roster of industry leading management.

Ideal President Graf said:“This is a great opportunity to align with a company whose culture, values and business model mirror our own.  MISCOR’s commitment to customer service and employee retention and training, when combined with their long-term growth plans and proven experience in the industrial services sector, will be a tremendous benefit to the Ideal brand and our customers and employees.”

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Martell added, “Ideal is a recognized leader in the mechanical contracting industry in the markets it serves, and maintaining the company’s identity while bringing Mr. Graf and Mr. Stuver on board is a great opportunity for us to expand our knowledge base in this area.  Their industry experience, along with the rest of the Ideal team, will be instrumental in the future growth and development of this business.”

The acquisition of Ideal Consolidated is another example of MISCOR’s ongoing strategic growth plan to add products, services and an expanding service reach through a mix of acquisitions and organic growth in the mechanical and electrical areas.

Financial terms of the transaction are available on a Form 8-K filed with the Securities and Exchange Commission (SEC) at www.sec.gov.

About MISCOR
South Bend, Ind.-based MISCOR Group, Ltd. (OTC BB: MCGL) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: RRM (repair, remanufacturing and manufacturing) segment, which provides maintenance and repair services for industrial motors, generators and lifting magnets, and diesel engine component  manufacturing, remanufacturing and repair services; and ECS (engineering and construction services) segment, which provides a wide range of electrical contracting services and engineering and repair services for electrical power distribution systems to industrial, commercial and institutional customers.  MISCOR also provides on-site maintenance services along with custom and standardized industrial maintenance training programs.  Formerly known as Magnetech Integrated Services Corp., MISCOR was ranked on the Inc. 500 in 2004 and 2005 and has grown to more than 450 employees in 12 locations nationwide.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to the Company's SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:
Rich Mullin, CFO	Jeff Lambert, Patrick Kane
MISCOR Group, Ltd.	Lambert, Edwards & Associates, Inc.
(574) 234-8131	(616) 233-0500 pkane@lambert-edwards.com